UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2006

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1301 Travis, Suite 2000, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 654-8960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

Executive Officer Compensation.  On August 25, 2006, the Compensation Committee of the Board of Directors of the Company approved increases in base salaries and a one-time grant of long term stock-based incentive awards for Michael G. Long and John O. Tugwell, executive officers of the Company.  The increases in base salaries will be effective October 1, 2006.  The new base salaries and incentive awards are set forth in the attached exhibit and were based on general competitive compensation levels and industry conditions.  The incentive award consists of a one-time grant of restricted stock that vests over a longer period of time than previous grants.  The one-time awards will vest 20% on October 1, 2008 and 40% on each of October 1, 2009 and 2010 and are intended to retain and incentivize highly qualified employees and executive officers.  Prior grants vested in equal one-third shares on the first, second and third anniversaries of the grant.   Executive officers of the Company are reviewed for performance, including possible bonus payments, incentive grants and base salary increases, in April of each year.  In light of the salary increases taking effect October 1, 2006, any further salary increases for these executive officers approved in April 2007 and subsequent years will not take effect until October 1 of the year they are approved.

In determining competitive compensation levels, including base salary and long term stock-based incentive awards, the Company analyzes data that includes information regarding compensation levels and programs in the energy sector and more specifically in the oil and natural gas exploration and production segment.  This data is provided by an independent human resource consultant that compiles annual energy compensation information on a comparative basis for 286 different positions.  There are currently 120 or more energy companies, including the Company, that are represented in this survey.

Item 9.01            Financial Statements and Exhibits.

(d)	Exhibits
	10.1	New Base Salaries and Long-Term Incentive Awards for Certain Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION
Date: August 28, 2006	By:	/s/ Robert C. Thomas
Robert C. Thomas
Vice President, General Counsel
and Corporate Secretary

Index to Exhibits

Exhibit Number	Description

10.1	New Base Salaries and Long-Term Incentive Awards for Certain Executive Officers